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                                                                    EXHIBIT 10.7

                         [On HeadHunter.NET letterhead]

                           Friday, September 11, 1998




Jim Canfield
15 Rock Crest Drive
Cape Elizabeth, Maine  04107

Dear Jim:

We are pleased to extend an offer to you to work at HeadHunter.NET, Inc. as Vice President of Sales. We are excited about the opportunities in our industry and in our company, and we are confident that you will make major contributions to our immediate and future success.

As discussed in your conversation with Warren, you will be a key member of our executive team with broad strategic and tactical sales responsibilities. We expect to grow the company rapidly over the next several years and we think you will be an outstanding resource to help us achieve our goals.

Outlined below is a summary of your compensation package:

ANNUAL BASE SALARY

         $100,000 per year paid semi-monthly.

INCENTIVE COMPENSATION

         $50,000 in performance based incentive compensation, paid quarterly, prorated based on your start date. This incentive compensation will be primarily dependent upon achieving sales goals per our business plan in the short term. Other factors may be added in the future based on goals set jointly by you and the Company's executive management and/or the Board of Director's Compensation Committee.

RELOCATION

         $20,000 towards the cost of your relocation to Atlanta. Please note that some portion of this may be taxable income to you. We will work with you to minimize the tax impact.

INITIAL OWNERSHIP OPTION

         A non-qualified stock option to purchase, on the terms and conditions set forth in an agreement you will receive after your start date, 50,000 shares of Common stock under the HeadHunter.NET.Inc. Long Term Incentive Plan. The strike price of your option's shares will be set at the Board of Director's meeting following your start date. The current ownership pool consists of 5,000,000 shares, with an additional 882,250 shares allocated for the Long Term Incentive Plan.


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BENEFITS

         When eligible, you will come under the HeadHunter.NET, Inc. employee benefits program which includes major medical insurance through Blue Cross, and term life insurance through Blue Cross, and Jefferson Pilot. The health insurance provides for a $15 co pay for office visits, a $50 co pay for Emergency room visits, a $5 co pay on generic prescription drugs and a $15 co pay on brand name prescription drugs as well as provisions for mental health claims and dental claims. The life insurance benefits include a $10,000 policy from Blue Cross and a Jefferson Pilot policy equaling two and a half times your basic annual earnings. As a senior executive of the company, your vacation time is unlimited, however, the Company accrues no vacation liability for its senior executives. Other benefits may be added from time to time. Until medical coverage begins under the employee benefits program, the cost of extending your existing employer's major medical coverage will be covered as provided under COBRA laws.

START DATE

         Your start date will be September 14, 1998.

Please review this offer and return it to me as soon as possible. We are looking forward to working with you as we grow HeadHunter.NET into one of the largest and most popular web sites on the Internet.

Sincerely,

/s/ Kenneth E. Dopher


Kenneth Dopher
Chief Financial Officer





The foregoing reflects my understanding of my employment relationship with HeadHunter.NET, Inc.


/s/ James Canfield
Jim Canfield